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                                                                    EXHIBIT 23.5

                            [Baker & McKenzie letterhead]



June 13, 1996


Rutherford-Moran Oil Corporation
5 Greenway Plaza, Suite 200
Houston, Texas  77046

Ladies and Gentlemen:

     We refer to the Registration Statement on Form S-1 (Registration No. 333-4122), as amended (the "Registration Statement"), filed by Rutherford-Moran Oil Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, relating to the offer by the Company of 4,000,000 shares of the Company's Common Stock, $.01 par value per share (the "Common Stock"), and up to 600,000 shares of Common Stock, which may be sold in the event the underwriters for the offering elect to exercise their over-allotment option.

     We hereby consent to the use of our Firm's name under the caption "Business and Properties-Tax Regulation" in the Prospectus included as part of the Registration Statement insofar as such disclosure relates to matters of Thai taxation and to the filing of this consent as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

                                   Very truly yours,



                                   Baker & McKenzie